FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION STATEMENT NO. 333-207740

RESOURCE APARTMENT REIT III, INC.
SUPPLEMENT NO. 6 DATED JULY 24, 2018
TO THE PROSPECTUS DATED JULY 3, 2017

This document supplements, and should be read in conjunction with, the prospectus of Resource Apartment REIT III, Inc. dated July 3, 2017, as supplemented by Supplement No. 1 dated April 27, 2018, Supplement No. 2 dated May 16, 2018, Supplement No. 3 dated June 22, 2018, Supplement No. 4 dated June 29, 2018, and Supplement No. 5 dated July 10, 2018. As used herein, the terms “we,” “our” and “us” refer to Resource Apartment REIT III, Inc. and, as required by context, Resource Apartment OP III, LP, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	the status of the offering; and

•	the amendment of our Share Redemption Program.

Status of the Offering
We commenced this offering of up to $1,100,000,000 of shares of common stock, on April 28, 2016. As of July 23, 2018, we had accepted aggregate gross primary offering proceeds of $61.0 million related to the sale of 601,207 Class A shares, 1,049,996 Class T shares, 4,627,700 Class R shares and 132,882 Class I shares and aggregate gross proceeds under the distribution reinvestment plan of approximately $899,000 related to the sale of 14,171 Class A shares, 31,908 Class T shares, 51,438 Class R shares and 350 Class I shares in this offering. Accordingly, as of July 23, 2018, there was approximately $939.0 million of shares of common stock available for sale in this primary offering and approximately $99.1 million of shares available for sale under our distribution reinvestment plan.

Amended Share Redemption Program

On July 18, 2018, our board of directors approved a Second Amended and Restated Share Redemption Program (the “Amended SRP”).  The Amended SRP provides that, for all shares redeemed in connection with a stockholder’s death, qualifying disability or confinement to a long-term care facility, the redemption price will be equal to our most recent estimated value per share, which is currently $9.05.  The Amended SRP will become effective on August 23, 2018.